Exhibit 99.4

From:	Kyle P. Bransfield

714 Westview Avenue. Nashville, TN 37205

To:	OmnigenicsAI Corp

89 Nexus Way

Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

(“OmnigenicsAI”)

Re: Consent to be Named as a Director Nominee

Dear Sirs,

In connection with the filing by OmnigenicsAI of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of OmnigenicsAI in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

[Signature page follows]

Executed in Nashville on January 22, 2025.

By:	Kyle P. Bransfield
714 Westview Avenue. Nashville, TN 37205